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                                                                  Exhibit 10.41

                                                                 April 19, 2002

Cybernet Internet Services International, Inc.
Stefan-George-Ring 19 - 23
81929 Munich, Germany

ATTENTION:  PRESIDENT

Dear Sirs:

This letter agreement (this "Agreement") confirms the agreement of Cybernet Internet Services International, Inc. (together with its subsidiaries and affiliates, the "Company") to engage MFC Bancorp Ltd. (together with its affiliate MFC Merchant Bank S.A., "MFC") as exclusive financial advisor for the Company in connection with the services set forth below.

1. As the Company's financial advisor, MFC will perform, upon request by the Company, until the date of the termination of this Agreement the following financial and market related advisory services for the Company in connection with the analysis, design, formulation and execution of a Restructuring Transaction (as defined below):

     (a) advising and assisting the Company in connection with any restructuring of the Company's liabilities, including, without limitation, any repayment, exchange or conversion of any liabilities of the Company, or any modification, amendment, deferral, restructuring, recapitalization, rescheduling, moratorium, or adjustment of the terms and/or conditions of any liabilities of the Company outstanding on the date of this Agreement (any such restructuring of the Company's liabilities being referred to as a "Restructuring Transaction");

     (b) to the extent permitted by applicable law, assisting the Company in soliciting tenders and consents in connection with any Restructuring Transaction;

     (c) for a period of up to 180 days, advising and assisting the Company in connection with any operational reviews, strategic and business plans, optimizing operations and personnel and assessing strategic alternatives to enhance stakeholder value. In connection therewith, we shall utilize and make available to the Company as required the services of C. Morandi, E. Seligman, M. Reidel, M. Bryl and M. Hertwick or other suitable qualified alternative personnel (the "Review Personnel"); and

     (d) to the extent determined by the Company, advising and assisting the Company in connection with any and all sale(s), disposition(s), transfers or spin-offs of any assets, operations or parts of the business of the Company involving consideration, value or proceeds of US$500,000 or more (but excluding the option
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          to purchase granted to Telehouse Deutschland GmbH, as amended), whether part of a Restructuring Transaction or otherwise (an
          "Asset Sale").

2. For MFC's services hereunder, the Company agrees to pay to MFC the following non-refundable fees:

     (a) A monthly cash advisory fee of US$175,000 (each, a "Monthly Advisory Fee"), payable in advance upon execution of this Agreement and each monthly anniversary thereafter, or, if any such day is not a business day, on the business day immediately preceding such date; for such monthly periods as the Company is utilizing the Review Personnel, provided that such fee shall be pro-rated for any partial months;

     (b) In the event that the Company consummates a Restructuring Transaction, a fee (a "Restructuring Fee") equal to 2.5% of the face amount restructured of the Company's outstanding 14% Senior Notes due 2009, the Company's 13% Convertible Senior Subordinated Discount Notes due 2009 and the Company's 13% Convertible Senior Subordinated Pay-in-Kind Notes due 2009 (the "Notes"), on the date the Restructuring Transaction is consummated. A Restructuring Transaction shall be deemed to have been consummated (and MFC's fee shall be deemed to have been fully earned) upon the earliest of (i) the date when its terms become binding on the creditors affected thereby; (ii) the date when any lender committee, bondholder committee or other official or unofficial group or committee of creditors agrees to the terms of a Restructuring Transaction; (iii) the date when any out-of-court Restructuring Transaction is completed; and (iv) in the case of any reorganization, arrangement, compromise or similar restructuring to be effectuated under any applicable bankruptcy, insolvency, creditor protection or any similar legislation pursuant to which a plan of reorganization, arrangement or compromise may be effected with respect to creditors, the requisite affirmative vote of creditors approving the plan and any required approval(s) of a court of competent jurisdiction (the "Approval Date");

     (c) If MFC agrees to be engaged in respect of any (i) private placement of securities, (ii) financing with any bank, insurance company, financial institution or other lenders, or (iii) public offering of securities (each transaction described in (i), (ii) and (iii) being referred to herein as a "Financing"), the Company shall pay to MFC a fee (a "Financing Fee") customary with respect to such financing, except that the parties agree that for a "vulture light" financing, the Financing Fee will be in the range of 3.5% to 4.5% of the aggregate face amount of debt raised. The Financing Fee shall be payable on the date that the Company first receives funds made available under the Financing, except that with respect to debtor-in-possession financing, the Financing Fee shall be payable on the date that the Company receives a commitment from a qualified financial institution to advance debtor-in-possession financing;

     (d) In the event any Restructuring Transaction involves any exchange offer, tender offer or consent solicitation, prior to the commencement thereof the Company
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          shall enter into with MFC a separate dealer manager or other appropriate agreement containing terms and conditions, including appropriate representations and legal opinions customary for MFC. If the Company determines to pursue a cash tender offer for the Notes (the "Cash Tender Offer"), the Company shall, subject to satisfaction of all applicable regulatory requirements, offer to engage MFC as dealer manager and solicitation agent for a fee customary for such engagements, payable upon commencement of the tender offer; and

     (e) In the event the Company completes an Asset Sale utilizing MFC, a success fee based upon the amount of gross proceeds received by the Company (including any assumption of indebtedness or liabilities) determined as follows:

          (i)  7.5% of the first US$1,000,000;

          (ii) 5.0% of the next US$4,000,000; and

          (iii) 4.0% on proceeds in excess thereof.

     In addition to any fees payable to MFC, the Company will reimburse MFC, upon request made from time to time, for all of its reasonable out-of-pocket expenses incurred in connection with this engagement, including the fees, disbursements and other charges of its legal counsel, if any.

     Any fees payable pursuant to the above shall be paid to us in cash in United States dollars, provided that, at MFC's sole option, we may elect in writing to receive all or part of such fees (the "Elected Amount") in common shares of the Company (the "Share Election"). In the event that MFC advises the Company of the Share Election, the Company shall issue to MFC or its order, such number of fully paid and non-assessable common shares in the capital stock of the Company having a "Market Value" equal to the Elected Amount. For the purposes of this Agreement, "Market Value" means the average closing trading price for the Company's common shares on the principal stock exchange or quotation service for the 10 trading days immediately prior to the delivery of the Share Election by MFC to the Company less 10%.

     All or part of the amounts payable pursuant to this Agreement may be subject to applicable sales, value added or services tax ("Sales Tax"). Where Sales Tax is applicable, an additional amount equal to the amount of Sales Tax owing will be charged to and paid by the Company.

     We shall be responsible and liable for the payment of all costs, benefits and amounts due to the Review Personnel.

     Notwithstanding any provision hereof, the maximum amount of fees payable by the Company for all services provided by MFC hereunder shall be limited to US$5.5 million.

3. In rendering its services to the Company hereunder, MFC is not assuming any responsibility for the Company's underlying business decision to pursue or not to pursue any business strategy or to effect or not to effect any Restructuring Transaction or
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     Financing. The Company agrees that MFC shall not have any obligation or responsibility to provide "crisis management" services for the Company or to provide any advice or opinions with respect to solvency or to perform a valuation of the Company or its assets in connection with any Restructuring Transaction.

4. The Company also agrees that neither MFC nor any of its affiliates, directors, agents employees or controlling persons shall have any liability to the Company or any person asserting claims on behalf of the Company in connection with or as a result of MFC's engagement under this Agreement or any matter referred to in this Agreement, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company are determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review to have resulted solely from the gross negligence, bad faith or willful misconduct of MFC in performing the services that are the subject of this Agreement.

5. It is understood and agreed that nothing contained in Section 2(c) shall constitute a commitment by MFC to underwrite, place or purchase any securities or to arrange any other form of financing or to act as financial advisor with respect to any other transaction. Any such commitment by MFC shall be at MFC's option and would, in each case, be subject to, among other things, the satisfactory completion by MFC of an appropriate due diligence investigation of the Company. Any agreement regarding such a commitment shall be set forth in a separate engagement, underwriting, placement agency or similar agreement relating to such transaction, which contains fee arrangements and other terms and conditions, including appropriate indemnification provisions, satisfactory to MFC and the Company.

6. MFC and its subsidiaries and affiliates (the "MFC Group") is involved in a wide range of commercial banking, investment banking and other activities (including investment management, corporate finance and securities issuing, trading and research) from which conflicting interests, or duties may arise. Information which is held elsewhere within MFC or within the MFC Group, but of which none of the individuals in the Corporate Finance Division of MFC involved in carrying out this engagement actually has knowledge, will not for any purpose be taken into account in determining MFC's responsibilities to the Company under this engagement. Neither MFC nor any other part of the MFC Group will have any duty to disclose to the Company or utilize for the Company's benefit any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on its own account or otherwise) or otherwise carrying on its business. In addition, in the ordinary course of its business, MFC and its affiliates may trade the securities of the Company for its own or their account and for the accounts of clients, and MFC and its affiliates may at any time hold a long or short position in such securities.

7. The Company will furnish, or cause to be furnished, to MFC all data, material and other information as MFC believes appropriate to its assignment (all such information so furnished being the "Information"). The Company recognizes and confirms that MFC (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this
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                                     - 5 -


     Agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information, and (c) will not make an appraisal of any assets or liabilities (contingent or otherwise) of the Company. To the best of the Company's knowledge, the Information to be furnished by the Company, when delivered, will be true and correct in all material respects and will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein not misleading. The Company will promptly notify MFC if it learns of any material inaccuracy or misstatement in, or material omission from, any Information theretofore delivered to MFC.

     MFC agrees that, except as otherwise required by law, judicial or administrative processes, regulatory request or demand, or any other body having jurisdiction over MFC, or as contemplated by its engagement hereunder, any non-public information obtained by MFC in connection with this engagement shall be held by MFC as confidential and shall be used by MFC only in connection with the performance of its services for the Company under this Agreement, except that (a) such information may be disclosed by MFC to officers, directors, employees, counsel of and advisors to the Company or MFC, and such other persons as the Company shall request, and
     (b) such information may be disclosed to the extent otherwise publicly available through no breach by MFC or available to MFC from a source, other than the Company and its representatives, not known to MFC to be subject to a duty of confidentiality to the Company with respect to such information.

8. The Company agrees to the indemnification and other agreements set forth in the Indemnification Agreement attached hereto as Schedule A, the provisions of which are incorporated herein by reference and shall survive the termination, expiration or supersession of this Agreement.

9. Except to the extent legally required (after consultation with MFC and its counsel) none of (i) the name of MFC, (ii) any advice rendered by MFC to the Company or (iii) any communication from MFC in connection with the services performed by MFC pursuant to this Agreement will be quoted or referred to orally or in writing or, in the case of (ii) or (iii), reproduced or disseminated by the Company or any of its affiliates or any of their agents without MFC's consent.

10. MFC's services hereunder may be terminated by the Company or MFC upon 30 days prior written notice without liability or continuing obligation of the Company or MFC except that (i) MFC shall be entitled to any fees earned prior to the date of termination, and (ii) expenses incurred by MFC as a result of services rendered prior to the date of the termination shall become immediately payable in full, and provided that Sections 4, 8, 9,
     10, 11, 12, 13, 14, 15, 16, 17 and 18 hereof shall remain operative and in full force and effect regardless of any termination. MFC shall be entitled to payment in full of the fees referred to in section 2(b) and 2(c) in the cash of a cash tender offer if at any time prior to the expiration of 18 months after the termination of MFC's engagement hereunder, creditors of the Company agree to a plan of reorganization or the Company consummates or files a plan of reorganization or enters into a letter of intent or any agreement that subsequently results in the consummation of, a Restructuring Transaction. If MFC
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     unilaterally terminates this Agreement, MFC will not be entitled to receive additional fees which arise pursuant to this paragraph after the termination hereof.

11. The obligations of the Company hereunder shall be the joint and several obligations of the entities comprising the Company.

12. MFC may, at its own expense, place customary tombstone announcements or advertisements in financial newspapers and journals describing its services hereunder.

13. If the Company or any entity comprising part of the Company becomes subject to proceedings under any applicable bankruptcy, insolvency, creditor protection or similar legislation and if the Company determines that it wishes to retain a financial advisor in connection with such proceedings and MFC agrees to so act as financial advisor, the Company will, to the extent necessary, use its best efforts to continue MFC's engagement (including, without limitation, obtaining all necessary court approvals therefor as soon as possible after commencing such proceedings) on substantially the terms set forth in this Agreement. MFC shall not be required to serve as the Company's financial advisor during any proceeding unless the order approving its retention is reasonably satisfactory to MFC.

14. The Company acknowledges and agrees that MFC has been retained to act solely as advisor to the Company, and not as an advisor of any other person, and the Company's engagement of MFC is not intended to confer rights upon any person (including shareholders, employees or creditors of the Company) not a party hereto as against MFC or its affiliates, or their respective directors, officers, employees or agents, successors or assigns. MFC shall act as an independent contractor under this Agreement, and any duties arising out of its engagement shall be owed solely to the Company.

15. This Agreement shall be binding upon MFC and the Company and their respective successors and assigns and any successor or assign of any substantial portion of the Company's and MFC's respective businesses and/or assets.

16. In the event that any transaction contemplated herein is effected through an entity other than the Company, then the Company shall cause such entity to assume and honour the obligations and liabilities of the Company hereunder, including, without limitation, the Company's obligations and liabilities pursuant to provisions concerning indemnification, contribution and the Company's obligation to pay fees and to reimburse expenses contained herein and in the attached Indemnification Agreement.

17. This Agreement (including Schedule A) and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement (a "Claim"), directly or indirectly, shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Except as set forth below, no Claim may be commenced, prosecuted or continued in any court other than the courts of the Province of British Columbia, which courts shall have exclusive jurisdiction over the adjudication of such matters, and the Company and MFC consent to the jurisdiction of such courts and personal service with
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     respect thereto. The Company hereby consents to personal jurisdiction, service and venue in any court in which any Claim arising out of or in any way relating to this Agreement is brought by any third party against MFC or any indemnified party. Each of MFC and the Company (on its own behalf and, to the extent permitted by applicable law, on behalf of its shareholders and affiliates) waives all right to trial by jury in any proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. The Company agrees that a final judgment in any such proceeding or counterclaim brought in any such court shall be conclusive and binding upon the Company and may be enforced in any other courts to the jurisdiction of which the Company is or may be subject, by suit upon such judgment.

18. This Agreement (including the attached Indemnification Agreement) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both MFC and the Company. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same Agreement.

If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below, whereupon this Agreement and your acceptance shall constitute a binding agreement between us.


Very truly yours,

MFC BANCORP LTD.                          MFC MERCHANT BANK S.A.

By:  ________________________________     By: ________________________________

                                          By: ________________________________
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Accepted and agreed to as of the date first above written:

CYBERNET INTERNET SERVICES INTERNATIONAL, INC.

Signed: ________________________________

Name:   ________________________________

Title:  ________________________________
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                                   SCHEDULE A

                           INDEMNITY AND CONTRIBUTION

In consideration of rendering professional services pursuant to the engagement (the "Engagement") between MFC Bancorp Ltd. and its affiliate MFC Merchant Bank S.A., (collectively, the "Advisor") and Cybernet Internet Services International, Inc. (the "Company"), the Company hereby agrees to indemnify and hold harmless the Advisor and the respective directors, officers, employees, partners, affiliates, agents and shareholders of each of them (each such person or company being referred to herein as an "Indemnified Person"), to the full extent lawful, from and against all losses, claims, damages, liabilities, obligations or expenses incurred by each Indemnified Person related to or arising out of any activities performed in connection with the Engagement whether performed before or after the execution of the engagement letter to which this indemnity is a Schedule (collectively, the "Indemnifiable Loss"). The Company will reimburse each Indemnified Person for all expenses reasonably incurred by or on behalf of such Indemnified Person in connection with investigating, preparing or defending any action (court or regulatory) or claim relating to or in connection with the Engagement or which may result in an Indemnifiable Loss, including payment to the Advisor at the applicable standard per diem rate for the time expended by any director, officer, employee, partner or agent of the Advisor or any affiliate attending at or participating in such investigation, preparation or defence. The Company will not be responsible for any Indemnifiable Loss, including all expenses incurred in connection with investigating, preparing or defending any action or claim, of any Indemnified Person which is, and no Indemnified Person shall have any liability (direct, indirect, in contract, in tort or otherwise) to the Company except for losses, claims, damages, liabilities, obligations or expenses incurred by or on behalf of the Company which are, determined by a final judgment of a court of competent jurisdiction to have resulted from actions taken or not taken by such Indemnified Person through gross negligence or willful misconduct. The Company will reimburse, monthly, any Indemnified Person involved in any capacity in any investigation or proceeding commenced by any person in connection with the Engagement for all expenses actually incurred in connection therewith, provided that the Indemnified Person shall make prompt repayment to the Company of all amounts so paid to it for which a court of competent jurisdiction in a final judgment determines that such Indemnified Person is not entitled to indemnification pursuant to the provisions hereof.

The Advisor agrees to notify the Company promptly of the assertion of any claim or the commencement of any investigation or proceeding relating to the performance of the Engagement in respect of which indemnification may be sought hereunder, provided that the failure by the Advisor to do so shall not relieve the Company from their obligations or liabilities hereunder, except to the extent that such failure has materially and adversely affected the Company's ability to reduce the amount of the Indemnifiable Loss or to defend against the claim which gave rise to the Indemnifiable Loss. The Advisor shall, and shall use its reasonable efforts to cause other relevant Indemnified Parties to, co-operate with the Company in responding to any such investigation or defending any such proceeding.

Upon the assertion of any claim against or the commencement of any investigation or proceeding involving any Indemnified Person, the Company may, and shall if reasonably requested by an Indemnified Person, participate in such action, investigation or proceeding and assume the
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defence of any proceeding in respect of which indemnification may be sought hereunder, including the employment of counsel of the Company's selection who are satisfactory to the Advisor, acting reasonably, the fees and disbursements of which counsel shall be paid by the Company. Upon such assumption, the Advisor shall provide such assistance and documentation relating to the investigation or proceeding as the Company may reasonably request and, except as provided below, the Company shall not be liable for the fees and disbursements of counsel retained by any Indemnified Person in connection with such investigation or proceeding. In any investigation or proceeding the defence of which the Company has assumed, any Indemnified Person shall have the right to participate and to retain its own counsel, the fees and disbursements of which shall be paid by such Indemnified Person unless: (i) the Company and the Indemnified Person have agreed in writing to the retention of such counsel; or (ii) collectively the Company and the Indemnified Person are subject to the investigation or are parties to the proceeding and the representation of both by the same counsel would be inappropriate due to, or could give rise to, actual or potential difference or conflicting interests between them. In no event will the Company be liable for fees and expenses of more than one law firm in representing the Indemnified Persons in any proceeding or group of related proceedings. If the Company decides not to assume the defence of any proceeding in respect of which indemnification may be brought, the Advisor shall throughout the course of such investigation or proceeding, provide copies of all relevant documentation to the Company, shall keep the Company advised of the progress thereof, and shall discuss with the Company all significant actions proposed.

The Company shall not be responsible for any settlement, compromise or consent to judgment in respect of any proceeding effected without its prior written consent, acting reasonably, but shall indemnify each Indemnified Person to the extent provided for in this agreement from and against any Indemnifiable Loss incurred by reason of any settlement made with its consent or any final judgment in favour of the plaintiff. The Company will not, without the prior written consent of the Advisor, acting reasonably, settle, compromise or consent to any judgment or decision in any proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person from all liability arising out of such proceeding. If the Company gives written notice of a settlement of a specific claim, which settlement it is prepared to accept, and any Indemnified Person is unwilling to accept such settlement, the amount which the Company is required to pay the Indemnified Person in respect of that specific claim shall be limited to an amount equal to the amount of such proposed settlement plus the amount of all expenses for which the Indemnified Person would be entitled to be reimbursed or indemnified as of the effective date of such proposed settlement.

If for any reason (other than a determination based on willful misconduct or gross negligence as contemplated herein) the indemnification provided hereby is unavailable to an Indemnified Person or is insufficient to hold an Indemnified Person harmless, the Company shall contribute to the Indemnifiable Loss incurred by the Indemnified Person in a proportion appropriate to reflect not only the relative benefits received by the Company on the one hand and all Indemnified Persons on the other hand, but also the relative degrees of fault of the Company and of all Indemnified Persons and any other equitable considerations, provided that the Company shall in any event contribute to the amount paid or payable by any Indemnified Person as a result of an Indemnifiable Loss any excess of such amount over the amount of the fees actually received by the Advisor and all affiliates pursuant to the Engagement.
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This indemnity shall apply to the Engagement and to any modification of the terms thereof and shall remain in full force and effect following the completion or termination of the Engagement. This indemnity shall be binding on and enure to the benefit of the Company and each Indemnified Person and the respective successors, assigns, heirs and personal representatives of each of them, and to the extent necessary or appropriate may be enforced by the Advisor as trustee for any other Indemnified Person. This indemnity shall be in addition to any rights that the Company or any Indemnified Person may have at law.